CHARTER OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS OF
XFONE, INC.

Purpose

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Xfone, Inc. (the “Company”) shall assist the Board in the discharge of its responsibilities with respect to the compensation of the directors and officers of the Company.

Composition of the Compensation Committee

The Committee shall consist of not less than two directors each of whom shall be an independent director under American Stock Exchange (“AMEX”) listing standards, a “nonemployee director” within the meaning of Rule 16b-3 issued by the U.S. Securities and Exchange Commission (“SEC”), and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The receipt of awards of stock or stock options pursuant to the Company's equity incentive plans, or compensation for participation at meetings, by a director as part of his or her compensation for service on the Board and committees of the Board shall not disqualify the director from serving as a member of the Committee.

If the Committee is comprised of at least three members satisfying the independence requirements, then one director who is not independent under AMEX rules, and is not a current officer or employee (or an immediate family member of such person), may be appointed to the Committee, under exceptional and limited circumstances, as determined by the Board of Directors in accordance with applicable AMEX rules.

The Board shall designate one member of the Committee as its Chairman. Members of the Committee shall serve until their resignation, retirement, removal by the Board or until their successors are appointed.

Responsibilities and Duties

In carrying out the purpose and authorities set forth herein, the Committee shall:

1.
Officer Compensation.  Review and recommend to the Board the corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer (“CEO”) and other officers, evaluate the officers’ performance in light of those goals and objectives, and recommend to the Board the officers’ compensation level based on this evaluation;

2.
Significant Officer Contracts.  Review and recommend to the Board significant employment agreements, arrangements, or transactions with officers, including any arrangements having any compensatory effect or purpose; including approving base salaries, salary increases, bonus targets and other remuneration for the officers, as well as any employment terms for the officers not part of the Company's standard employment terms relating to its employees generally;

3.
Director Compensation.  Review and recommend to the Board appropriate director compensation programs for service as directors, committee chairmanships, and committee members, consistent with any applicable requirements of the AMEX listing standards for independent directors;

4.
Compensation Policies and Performance Review.  Periodically assess the Company’s policies applicable to the Company’s officers and directors, including the relationship of corporate performance to executive compensation;

5.
Retention of Compensation Consultants and Other Professionals.  Have full authority to hire independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Company’s officers;

6.
Committee Report in Proxy Statement. Assist in the preparation of and approve a report of the Committee for inclusion in the Company’s proxy statement for each annual meeting of stockholders in accordance with the rules of the SEC and any requirements of the AMEX;

7.
Review. Periodically review the operation of all of the Company’s employee benefit plans, except that the day-to-day administration of such plans, including the preparation and filing of all government reports and the preparation and delivery of all required employee materials and communications, shall be performed by the Company's management;

8.	Access to Executives. Have full access to the Company’s executives as necessary to carry out its responsibilities;

9.	Other Activities. Perform any other activities consistent with this Charter, the Company’s By-laws and governing law as the Committee or the Board deems necessary or appropriate; and

10.	Review Charter. Review the Committee Charter from time to time for adequacy and recommend any changes to the Board.

Committee Meetings

The Committee shall meet with the CEO at or near the start of each fiscal year to discuss the goals and incentive compensation programs to be in effect for such fiscal year and the performance targets triggering payout under those programs.

The Committee shall, by duly authorized resolution, recommend to the Board the incentive compensation programs to be in effect for the fiscal year for the Company’s officers and other participants, including the objectives to be attained and the procedures for determining the individual awards payable under those programs.  At or near the end of each fiscal year, the Committee shall meet to review performance under those programs and recommend to the Board the award of bonuses thereunder. At that time the Committee shall also recommend to the Board whether to adjust base salary levels in effect for the Company’s officers and shall review the overall performance of the Company’s employee benefit plans.

The Committee shall also meet as and when necessary to act upon any other matters within its jurisdiction under this Charter.  A majority of the total number of members of the Committee shall constitute a quorum at all Committee meetings.  A majority of the members of the Committee acting shall be empowered to act on behalf of the Committee.

Reporting

The Secretary of the Company shall keep minutes of the Committee’s proceedings. The minutes of a meeting shall be approved by the Committee at its next meeting, shall be available for review by the entire Board, and shall be filed as permanent records with the Secretary of the Company.

At each meeting of the Board that follows a meeting of the Committee, the Chairman of the Committee shall report to the full Board on the matters considered at the last meeting(s) of the Committee.

The Committee shall prepare and, through its Chairman, submit periodic reports of the Committee’s work and findings to the Board; the Committee shall include recommendations for Board actions when appropriate.

Amendments

Amendments to this Charter shall be made by the Board of Directors.